EXECUTION COPY

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (“Agreement”) dated this 21st day of July, 2008, by and among The Connecticut Water Company, a Connecticut corporation (the “Buyer”), Ellington Acres Company, a Connecticut corporation (“EAC”), and the shareholders of EAC listed on Appendix A attached hereto (the “Shareholders”)

W I T N E S S E T H :

WHEREAS, EAC owns and operates a water system located in the Town of Ellington, Connecticut and the Town of Somers, Connecticut (the “System”), and is subject to the jurisdiction of the Connecticut Department of Public Utility Control (“DPUC”), the Connecticut Department of Environmental Protection (“DEP”) and the Connecticut Department of Public Health (“DPH”); and

WHEREAS, the Shareholders listed on Appendix A attached hereto are the owners of an aggregate of 200 shares (the “Shares”) of EAC’s common stock, no par value per share (the “EAC Common Stock”), the Shares being 100% of the issued and outstanding shares of capital stock of EAC; and

WHEREAS, Buyer desires to purchase from the Shareholders, and the Shareholders desire to sell to Buyer, all of the Shares for the consideration and upon the terms and conditions hereinafter set forth; and

WHEREAS,  it is the intention of the parties hereto that, upon the consummation of the purchase and sale of the Shares pursuant to this Agreement, Buyer will own all of the issued and outstanding shares of capital stock of EAC; and

NOW, THEREFORE, in consideration of the promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           THE PURCHASE AND SALE TRANSACTION.

1.1.           Purchase and Sale of Shares.  Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties, covenants and agreements contained herein, on the Closing Date (as hereinafter defined), the Shareholders shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from the Shareholders, in exchange for the Purchase Price (as hereinafter defined), the Shares.  The Shares shall be free and clear of all liens, claims, options, charges or encumbrances of any nature whatsoever, except for any liens, claims, options, charges or encumbrances disclosed in this Agreement or the Disclosure Schedules attached hereto.

1.2.            Purchase Price.  (a)                                           In consideration of the sale, assignment and delivery of the Shares by the Shareholders to Buyer, Buyer shall pay to the Shareholders at the Closing the aggregate sum of one million, four hundred and ninety-five thousand dollars ($1,495,000) (the “Purchase Price”), or $7,475 for each issued and outstanding share of EAC Common Stock.  The Purchase Price shall be paid by wire transfer of immediately available funds in accordance with wire transfer instructions to be provided by EAC at least two (2) business days prior to the Closing Date.

1.3.           Due Diligence.

(a)           Buyer acknowledges that EAC and the Shareholders have previously delivered to Buyer certain documents and information in response to Buyer’s due diligence request list dated May 29, 2008.

(b)           Buyer shall have the period from the date hereof and ending at 5:00 p.m. on the date that is sixty (60) days from the date hereof (the “Inspection Period”) to conduct such due diligence with respect to EAC, the Property, the Assets and the System (as each such term is hereinafter defined), including without limitation such investigation of any matters disclosed or not disclosed herein or in any Disclosure Schedule hereto as Buyer, in its sole and absolute discretion, deems appropriate.

(c) During the Inspection Period, Buyer, through its authorized agents or representatives, shall be entitled, upon reasonable advance notice to EAC, to enter upon the Property during normal business hours, and shall have the right to make such reasonable investigations and conduct such reasonable tests, including engineering studies, soil tests, and environmental studies (including an environmental site assessment of EAC’s Property), as Buyer deems necessary or advisable (the “Testing Rights”), subject to the following limitations: (i) Buyer shall give EAC written or telephonic notice at least one (1) business day before conducting any inspections on the Property, and a representative of EAC shall have the right to be present when Buyer or its agents or representatives conducts its or their investigations on the Property; (ii) neither Buyer nor its representatives shall materially interfere with the use, occupancy or enjoyment of the Property by EAC; (iii) neither Buyer nor its agents or representatives shall damage the Property or any portion thereof, except for any immaterial damage caused by invasive tests, all of which shall promptly be repaired by Buyer; and (iv) Buyer shall indemnify, hold harmless and defend EAC  against all costs (including reasonable attorneys' fees) and direct damages caused by the activities of Buyer or its agents or representatives under this Section 1.3(c); provided, however, that such indemnity shall not include any costs or damages caused by (X) the acts of EAC or its agents or representatives or (Y) any pre-existing condition of the Property, except to the extent that such pre-existing condition is materially adversely affected by actions of Buyer or its agents or representatives during the Inspection Period. The foregoing indemnification obligation shall survive the termination of this Agreement for a period of two (2) years.

(d)           (i)           At any time before the end of the Inspection Period, Buyer may, in its discretion, give one written notice thereof delivered prior to the termination of the Inspection Period to EAC setting forth any objections (the “Buyer Objections”) that Buyer has resulting from its due diligence investigation.  EAC and the Shareholders shall have the option to cure the Buyer Objections within the thirty (30) day period after the date of such notice (the “Cure Period”) and shall within 10 days of receipt of the Buyer Objections give Buyer a written response of either their intention to cure the Buyer Objections or their intention not to cure or inability to cure the Buyer Objections (in either case, the “EAC Response”).

(ii)           If the EAC Response indicates that EAC and the Shareholders elect not to cure the Buyer Objections or EAC and the Shareholders attempt, but are unable, to cure the Buyer Objections prior to the end of the Cure Period, Buyer shall have the option (in its sole, reasonable discretion) to be exercised within 10 days of the earlier of the date of Buyer’s receipt of the EAC Response or the end of the Cure Period of either (X) accepting the situation as it then is for all purposes under this Agreement, waiving any additional rights Buyer may have arising from such Buyer Objections, and proceeding to carry out the purchase and sale transaction contemplated herein, or (Y) terminating this Agreement, whereupon this Agreement shall terminate and Buyer, EAC and the Shareholders shall have no further obligations or liabilities hereunder other than Buyer’s indemnity obligation under Section 1.3(c); provided however, that if Buyer elects to terminate this Agreement pursuant to this Section 1.3(d)(ii), then Buyer shall reimburse the Shareholders and EAC for legal and accounting fees in an amount not to exceed $60,000, provided that the Shareholders submit copies to Buyer of documents establishing the amount of such legal and accounting fees.

(iii)           If Buyer does not give EAC a written notice setting forth any Buyer Objections during the Inspection Period or Buyer accepts the EAC Response and elects to proceed to carry out the purchase and sale transaction contemplated herein (as provided in Section 1.3(d)(ii)(X) above), this Agreement shall remain in full force and effect, except that Buyer's rights pursuant to this Section 1.3 shall terminate upon the date which is the earlier of Buyer’s election to proceed under Section 1.3(d)(ii)(X) above or the end of the Inspection Period.

1.4.           Closing Time and Place.  The closing of the purchase and sale transaction provided for in this Agreement (the “Closing”) shall take place at the offices of Murtha Cullina LLP, CityPlace I, 185 Asylum Street, Hartford, Connecticut, at 10:00 A.M. on a date mutually agreed to by the parties promptly following the receipt of DPUC approval as described in Section 6.2 hereof, or on such other date or at such other place as the parties may mutually agree upon (the “Closing Date”).  All proceedings to be taken and all documents to be executed and delivered by the parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed taken or any documents executed or delivered until all have been taken, executed and delivered.

1.5.           Shareholders’ Obligations.

(a)  At least twenty (20) days prior to the Closing Date, EAC shall provide to the Buyer proper legal descriptions and surveys (to the extent such surveys presently exist) for the Property (as hereinafter defined).

(b)           At the Closing, EAC and the Shareholders shall deliver or cause to be delivered to the Buyer the following:

(i)           certificates representing the Shares, which certificates shall be duly endorsed in blank or, in lieu thereof, shall have affixed thereto stock powers executed in blank, all in form and substance reasonably satisfactory to the Buyer;

(ii)           a certificate executed by the Secretary of EAC dated as of the Closing Date certifying that the copies of EAC’s Certificate of Incorporation and Bylaws previously provided to the Buyer pursuant to Section 2.8 hereof are true, complete and correct, have not been amended since the date of delivery to the Buyer and are in full force and effect as of the Closing Date;

(iii)           a Certificate from the Secretary of the State of the State of Connecticut confirming EAC’s continuing legal existence and evidencing that EAC is current in its required filings with that office; and

(iv)           the written resignation of each of EAC’s officers and directors.

1.6.           Further Assurances.  The Shareholders shall, at any time and from time to time after the Closing, upon request of the Buyer, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such reasonable further acts, deeds, assignments, transfers, conveyances, powers of attorney, and assurances as may be required for the better assigning, transferring, granting, conveying, assuring and confirming to the Buyer, or to its successors and assigns, or for aiding and assisting in collecting and reducing to possession of, any or all of the Shares.

1.7.           Buyer’s Obligations.   At the Closing, the Buyer shall deliver, or cause to be delivered in accordance with this Agreement, the Purchase Price by wire transfer of immediately available funds in accordance with Section 1.2 above.

2.	REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS AND EAC

Each of the Shareholders and EAC, jointly and severally, represent and warrant to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Section 2 are true and correct as of the date of this Agreement, except to the extent that such representations and warranties are specifically made as of a particular date (in which case, such representation and warranty shall be true and correct as of such date).  The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Section 2 (it being understood that any matter disclosed in any section of the Disclosure Schedule will be deemed to be disclosed in any other Section thereof).

2.1           EAC Common Stock.  Each Shareholder is the record and beneficial shareholder of the Shares owned by such Shareholder and has good and valid title to the Shares which are to be transferred to the Buyer by such Shareholder pursuant to this Agreement, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever.  The authorized capital stock of EAC consists of 5,000 shares of EAC Common Stock.  There are presently two hundred (200) shares of EAC Common Stock issued and outstanding.  Appendix A sets forth a true and correct description of all Shares owned by each Shareholder.  All of the issued and outstanding Shares (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) were not issued in violation of any preemptive or other rights of any person to acquire the securities of EAC and (iii) were issued in compliance with all applicable federal and state securities laws.  Except for this Agreement, there are no outstanding options, convertible securities, rights (preemptive or other), warrants, calls or agreements relating to any capital stock of EAC.

2.2           Authority.  Each Shareholder has the full right, power and authority to enter into this Agreement and to transfer, convey and sell to the Buyer at the Closing the Shares to be sold by such Shareholder hereunder.  This Agreement has been duly and validly executed and delivered by each Shareholder and constitutes a valid and binding obligation of each Shareholder, enforceable against each Shareholder in accordance with its terms,  subject as to enforcement, (a) to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and (b) to general equitable principles.

2.3           Regulatory Approvals; No Brokers.  Except as set forth on Schedule 2.3, no Shareholder is a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by any such Shareholder or the transfer, conveyance and sale of the Shares to be sold by any such Shareholder to the Buyer pursuant to the terms hereof.  All negotiations relative to this Agreement have been carried on by EAC and the Shareholders directly with the Buyer, without the intervention of any person as a result of any act of EAC or the Shareholders in such manner as to give rise to any valid liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the purchase and sale transaction contemplated by this Agreement.

2.4.           Organization and Status of EAC; Authority of EAC.  EAC is a public service company as defined in Section 16-1 of the Connecticut General Statutes and sells and distributes water in the Town of Ellington and the Town of Somers (collectively, the “Towns”).  EAC is a corporation legally existing under the laws of Connecticut, and has all other requisite corporate power and authority and all necessary licenses and permits to carry on its business as it is now being conducted, except to the extent that EAC’s failure to have such licenses or permits has not had, and would not reasonably be expected to have, an EAC Material Adverse Effect (as hereinafter defined). EAC’s rates and charges are and have been those shown on schedules filed with and approved by the DPUC.  EAC has all requisite corporate authority and capacity to enter into this Agreement and all other documents to be entered into by EAC in connection with the consummation of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by EAC and constitutes a valid and binding obligation of EAC, enforceable against EAC in accordance with its terms, subject as to enforcement, (a) to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and (b) to general equitable principles.  EAC is not under receivership, impediment or prohibition imposed by any court, regulatory commission, board, administrative body, arbitration board or tribunal or other federal, state or municipal government instrumentality (any such entity being referred to herein as a “Governmental Body”) that would render EAC unable to enter into and carry out the provisions of this Agreement.  As used in this Agreement, the term “EAC Material Adverse Effect” shall mean and include any effect, event, development or change which, individually or together with any other effects, events, developments or changes, either: (i) has a material adverse effect on the business, financial condition, assets and liabilities, prospects or results of operations of EAC taken as a whole, other than any effect, event, development or change resulting from (A) changes in applicable law or generally accepted accounting principles in the United States (“GAAP”) or the enforcement or interpretation thereof, (B) any action taken by the parties that is expressly permitted by the terms of this Agreement or to which Buyer has consented in writing, (C) changes generally affecting the water utility industry (provided, in the cases of clauses (A) or (C), such effects, events, developments or changes do not disproportionately adversely affect EAC relative to other similarly-situated businesses, in which case such disproportionate effects, events, developments or changes may be taken into account in determining whether or not an EAC Material Adverse Effect has occurred); or (ii) that prevents or materially adversely affects the ability of the Shareholders to consummate the purchase and sale transaction within the time periods contemplated by this Agreement.

2.5           No Subsidiaries.  EAC has never had any subsidiaries and does not otherwise own or control, directly or indirectly, or have any direct or indirect equity interest in, any domestic or foreign corporation, partnership, trust, joint venture, limited liability company or other business association or entity.

2.6           Title to Properties and Assets; Use of Water.  Except as set forth on Schedule 2.6, EAC has good and valid title to (i) all Assets (as hereinafter defined) of EAC including, without limitation, the System, the wells, transmission and distribution mains, tanks and standpipes, pumps and pumping stations, hydrants, meters and personal property described in EAC’s Annual Report to the DPUC for the year ended December 31, 2007, and those acquired subsequent to December 31, 2007, and all of EAC’s right, title and interest in and to the curb stops, service connections (to the extent curb stops and service connections are purported to be owned by EAC) and easements, rights of way and leases, and any and all franchise rights, copies of which have been previously provided to the Buyer, and (ii) all documents, reports, maps and customer records pertaining to the System including, but not limited to, all engineering, laboratory and operating reports, customer service records including meter readings and fixture surveys, financial books and records, property maps, gate drawings, main laying specifications and tap and service cards, and EAC’s cash and bank deposits, except to the extent that EAC’s failure to have such title has not had, and would not reasonably be expected to have, an EAC Material Adverse Effect. EAC has good and marketable title in fee simple to all of its real property (“Property”), except where the failure of EAC to have such title has not had, and would not reasonably be expected to have, an EAC Material Adverse Effect. EAC acknowledges and agrees that it must satisfy and discharge all monetary liens and encumbrances affecting the Property at Closing, except any statutory liens for non-delinquent real property taxes.  All assets of EAC other than the Property (whether personal or mixed, tangible and intangible), rights and privileges (whether now and hereafter owned or leased by EAC) are referred to in this Agreement as the “Assets”, and are free and clear of all liens and encumbrances, except for any liens or encumbrances which do not, or would not reasonably be expected to, adversely affect the ability of EAC to operate the System for water utility purposes in the ordinary course of business.  Other than the Assets owned or leased by EAC, no other assets are used in the conduct and operation of the System and the distribution and delivery of water to each of EAC’s water customers.  EAC has the right to use the water it is now using in the manner in which it is using such water.  Except as set forth on Schedule 2.6, all water supply sources, pump stations and storage facilities for the System are located on Property owned by EAC in fee simple.  All mains and service connections are located on Property owned by EAC in fee simple, within the public rights-of-way, or within permanent easements of record in favor of EAC, except for any deficiencies of title which do not, or would not reasonably be expected to, adversely affect the ability of EAC to operate the System for water utility purposes in the ordinary course of business.

2.7           Use of Property.  To the knowledge of EAC and the Shareholders, either (a) the present use of the Property conforms in all material respects to all applicable zoning, building, building line and similar restrictions, is a permitted “non-conforming use” as defined in such zoning, inland wetland, building, building line or similar restrictions or (b) EAC has obtained the necessary permits, variances or relief therefore, except where the lack of such permits, variances or relief do not, or would not reasonably be expected to, adversely affect the ability of EAC to operate the System for water utility purposes in the ordinary course of business.  All of the Property is located in the Towns, except for EAC’s main office located in Enfield, Connecticut.

2.8           Certificate of Incorporation, By-Laws.  The copies previously delivered to the Buyer of EAC’s Certificate of Incorporation and By-Laws are true and complete copies of said documents, and said Certificate and By-Laws are in full force and effect and include any and all amendments thereto.

2.9           Absence of Defaults.  Except as set forth on Schedule 2.9, the execution and delivery of this Agreement does not and the consummation of the purchase and sale transaction contemplated hereby will not (a) violate any provision of the Certificate of Incorporation or Bylaws of EAC; (b) violate, conflict with or result in the breach or termination of, or constitute a default under the terms of, any agreement or instrument to which any of the Shareholders or EAC is a party or by which EAC or any of EAC’s Assets or Property may be bound; (c) result in the creation of any material lien, charge or encumbrance upon any of EAC’s Assets or Property pursuant to the terms of any agreement or instrument; (d) violate any judgment, order, injunction, decree, license, permit, award, rule or regulation against, or binding upon, EAC or upon any of the Assets or Property; or (e) constitute a material violation by EAC of any material law or regulation of any jurisdiction as such law or regulation relates to EAC, the System or any of the Assets or Property except, in the case of clauses (b), (d) and (e), where such violation would not reasonably be expected to have an EAC Material Adverse Effect.  EAC has obtained or will obtain prior to Closing all material consents, releases or waivers from Governmental Bodies and third parties which may be necessary to prevent the execution of this Agreement or the consummation of the transactions contemplated herein from resulting in any violation, breach, default or other event referred to in this Agreement, it being understood that it is the joint responsibility of the Buyer and EAC to obtain DPUC approval (as described in Section 6.2 hereof) of the purchase and sale transaction contemplated by this Agreement.

2.10           Litigation, Orders, Etc.  Except as set forth on Schedule 2.10, there are no actions, suits, proceedings or governmental investigations pending, or insofar as is known to EAC or the Shareholders, in prospect or threatened, against or relating to EAC or the purchase and sale transaction contemplated by this Agreement in or before any Governmental Body.  The System, and EAC in its capacity as owner or operator of the System, is not subject to or in violation of any judgment, order, decree, injunction or award of any Governmental Body entered in any proceeding to which it was a party or of which EAC or the Shareholders had knowledge, including, without limitation, decisions, letter requests or proceedings of the DPUC, the DPH, the DEP, the Internal Revenue Service and the Towns, where such judgment, order, decree, injunction or award or said violation would reasonably be expected to have an EAC Material Adverse Effect.  No proceedings are pending or, to the knowledge of EAC or the Shareholders, threatened against the rates now being charged by EAC.

2.11           Contracts.  Schedule 2.11 sets forth a description of certain of EAC’s water main extension agreements and is true, complete and correct in all material respects.  All contracts, agreements and leases to which EAC is a party involving the payment of $10,000 or more by or to EAC in any one fiscal year or that are otherwise material to the business of EAC are valid, binding and in full force and effect and enforceable in accordance with their respective terms, and, to the knowledge of EAC or the Shareholders, no other party to any such contract, agreement or lease has breached any provision of, or is in default under the terms of, any such contract, agreement or lease, except when such violation or breach has not had, or would not reasonably be expected to have, an EAC Material Adverse Effect.

2.12           Financial Statements; Annual Reports.

(a)           EAC has heretofore delivered to the Buyer true, correct and complete copies of (X) EAC’s audited financial statements for the three (3) most recently completed fiscal years of EAC, which financial statements have been audited by an independent Certified Public Accountant in accordance with GAAP consistently applied throughout such periods and which have been prepared consistently with prior periods (in each case, except as may be described in the notes thereto) and (Y) the internally prepared unaudited, interim balance sheet and statement of profits and loss of EAC, each dated as of April 30, 2008 (which unaudited statements omit depreciation, accruals for taxes and rent expense for four months) (collectively, the “April 30th Exceptions”).  Each financial statement described in this Section 2.12(a) is hereinafter referred to as a “Financial Statement” and are collectively referred to as the “EAC Financial Statements”.

(b)           Each EAC Financial Statement fairly and accurately presents in all material respects the assets, liabilities, financial condition, revenues, expenses and results of the operations of EAC for the applicable period, subject in the case of the interim Financial Statements, to (i) the April 30th Exceptions, (ii) normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, have an EAC Material Adverse Effect) and (iii) the absence of footnotes (that, if presented, would not differ materially from those included on EAC’s December 31, 2007 balance sheet).  Except for the April 30th Exceptions, each EAC Financial Statement is true and correct in all material respects, contains no untrue statement of material fact and does not omit any material fact necessary to make such financial statement not misleading.

(c)           No financial statements of any other person or entity are required by GAAP to be included in the EAC Financial Statements and EAC is not a guarantor, indemnitor, accommodation party or surety for the Slanetz Corporation or any other person, entity, liability or obligation.

(d)           The annual reports filed with the DPUC by EAC with respect to EAC and the System from and after December 31, 2001 (copies of which have been provided to Buyer) are true, correct and complete in all material respects and accurately represent in all material respects the financial condition and operations of EAC for the respective periods and dates covered by such reports.

2.13           Absence of Adverse Change.  Since December 31, 2007, there has not been any material adverse change in the financial position, results of operations, assets, liabilities or business of EAC, taken as a whole.

2.14           No Undisclosed Liabilities.  Except for the April 30th Exceptions, EAC has no liabilities or obligations of any nature (whether known or unknown, or absolute, accrued, contingent or otherwise), except for liabilities and obligations reflected or reserved against in the EAC Financial Statements and current liabilities incurred in the ordinary course of business since the respective dates of the EAC Financial Statements, except such liabilities or obligations which have not had, or would not reasonably be expected to have, an EAC Material Adverse Effect.

2.15           Compliance with Laws; No Environmental Hazards.

(a)           Except as has not had, or would not reasonably be expected to have, an EAC Material Adverse Effect, to the knowledge the Shareholders, the location and construction, occupancy, operation and use of all improvements attached to or placed, erected, constructed or developed as a portion of any of the Property (the “Improvements”) do not materially violate any applicable law, statute, ordinance, rule, regulation, order or determination of any Governmental Body, or any restrictive covenant or deed restriction affecting the Property including, without limitation, any applicable health, environmental, rates, utility, water quality, antitrust, hiring, wages, hours, collective bargaining, safety, price and wage controls, payment of withholding and social security taxes, zoning ordinances and building codes, flood and disaster laws, rules and regulations (hereinafter collectively called the “Applicable Laws”).  Schedule 2.15 contains a list of and copies of all material governmental licenses, permits, certifications and approvals of any governmental authority possessed by or granted to EAC (“Licenses”) and used or relied upon in the operation of EAC or the System.  To the best knowledge of the Shareholders, no material License used in or necessary for the operation of EAC, the Assets or the System will terminate prior to its stated expiration date or not be renewed in accordance with past practices of EAC or any relevant Governmental Body, and EAC is not in material violation of any term or condition of any License.

(b)           Without in any way limiting the generality of Section 2.15(a) above, neither any of the Assets nor EAC are the subject of any pending or, to the best knowledge of EAC or the Shareholders, threatened investigation or inquiry by any Governmental Body, or are subject to any material remedial obligations under any Applicable Laws pertaining to health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), the Resource Conservation Recovery Act of 1987, as amended (“RCRA”), the Safe Drinking Water Act, as amended (“SDWA”), the Clean Water Act, as amended (“CWA”), the Toxic Substances Control Act (“TSCA”), the Connecticut Water Pollution Control Act, C.G.S. §§ 22a-416 et seq., or any other applicable provision of Title 22a of the Connecticut General Statutes (all collectively hereinafter referred to as “Applicable Environmental Laws”).

(c)           To the knowledge of the Shareholders, EAC, taken as a whole, is in material compliance with Applicable Environmental Laws and is not required to obtain any permits, licenses or authorizations (other than the Licenses) to construct, occupy, operate or use any portion of the Property as it is now being used by reason of any material Applicable Environmental Laws.

(d)           To the knowledge of the Shareholders, no prior use of any of the Property, by EAC or the prior owners of any of the Property, has occurred which violates any Applicable Environmental Laws in any material respect. EAC has not at any time, directly or indirectly “treated”, “disposed of”, “generated”, “stored” or “released” any “toxic or hazardous substances”, as each term is defined under the Applicable Environmental Laws, or arranged for such activities, in, on or under any of the Assets or any parcel of land, whether or not owned, occupied or leased by EAC in material violation of any Applicable Environmental Law, except to the extent customary and in the ordinary course of a water supply company’s business.

(e)           To the knowledge of the Shareholders, there has been no litigation brought or threatened nor any settlement reached by or with any parties alleging the presence, disposal, release, or threatened release, of any toxic or hazardous substance or solid wastes from the use or operation of any of the Property, and none of the Property is on any federal or state “Superfund” list, or subject to any liens recorded or imposed pursuant to any federal or state “Superfund” laws.

(f)           This Section 2.15 and Section 2.14 contain the only representations and warranties related to environmental matters contained in this Agreement.

2.16           Insurance.  EAC maintains insurance in connection with the Assets and the System against hazards and risks and liability to persons and property to the extent and in the manner set forth on Schedule 2.16.  Except for workers’ compensation insurance, no such insurance provides for a retroactive premium adjustment or other experienced-based liability on the part of EAC.

2.17           Description and Condition of System.  EAC has provided to Buyer a map of EAC's System, which identifies all water mains used in the System, which description or map is true, complete and correct in all material respects.  The System was designed and installed in compliance with good waterworks engineering practice and the applicable rules and regulations of the DPUC, except where the failure to comply with the foregoing has not had, or would not reasonably be expected to have, an EAC Material Adverse Effect.  The System, taken as a whole, has been adequately maintained and is in good operating condition and repair, ordinary wear and tear excepted, is fit for its intended purpose and conforms to all restrictive covenants, applicable laws, regulations and ordinances relating to its construction, use and operation, except where the failure to comply with the foregoing has not had, and would not reasonably be expected to have, an EAC Material Adverse Effect.

2.18           Tax Matters.

(a)           EAC has filed or will file on a timely basis all returns, declarations, reports, claims for refund, and information returns and statements related to Taxes, including any schedules or attachments thereto, and including any amendments (“Tax Returns”) required to be filed under applicable laws and regulations, and will file on a timely basis, all such Tax Returns required to be filed on or before the Closing Date.  EAC has paid or caused to be paid within the time and manner prescribed by law all Taxes due with respect to the taxable periods covered by such Tax Returns and all other Taxes otherwise due and payable (excluding any Taxes that EAC is contesting in good faith in appropriate proceedings which are described in Schedule 2.18 and for which adequate reserves have been specifically taken and made in EAC’s financial statements).  Any unpaid Taxes of EAC did not (i) as of December 31, 2007 exceed the accruals and reserves for Tax liabilities (rather than any accruals and reserves for deferred Taxes established to reflect timing differences between book and tax income) set forth on EAC’s balance sheet (prepared in accordance with GAAP) for the year ended December 31, 2007, and (ii) exceed the accruals and reserves as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of EAC in filing its Tax Returns.  Since December 31, 2007, EAC has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business.  No claim for assessment or collection of Taxes has been asserted against EAC, and EAC has not agreed to any extension of the period for the assessment or collection of Taxes.  For all purposes under this Agreement, the terms “Tax” or “Taxes” shall mean and include any federal, state, local or foreign income, gross receipt, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

(b)           EAC has provided the Buyer with a copy of all federal income Tax Returns filed by EAC for the three (3) most recently completed taxable years, and a copy of EAC’s applicable Connecticut income Tax Returns for the three (3) most recently completed taxable years, along with sales Tax Returns filed by EAC with respect to the most recently completed calendar year, and the months during the present calendar year.  Each Tax Return fairly and accurately presents the assets, liabilities, financial condition, income, expenses and results of the operations of EAC for the applicable period.

(c)           There are no claims, assessments, proceedings, audits or litigation pending against EAC for any alleged deficiency in Taxes and, to the knowledge of EAC and the Shareholders, there are no threatened claims, assessments, proceedings, audits or litigation for Taxes against EAC.   There are no liens or other encumbrances for Taxes (other than for current Taxes not yet due and payable) on EAC’s Assets or Property.  To the knowledge of EAC and the Shareholders, there is no basis for the assertion of any other claim relating or attributable to Taxes, which, if adversely determined, would result in any material lien or encumbrance on EAC’s Assets or Property, or would reasonably be expected to have, individually or in the aggregate, an EAC Material Adverse Effect.

(d)           EAC has maintained complete and accurate records, including all applicable exemption, resale or other certificates, of (i) all sales to purchasers claiming to be exempt from sale and use Taxes based on the exempt status of the purchaser, and (ii) all other sales for which sales Tax or use Tax was not collected by EAC and as to which the seller is required to receive and retain resale certificates or other certificates relating to the exempt nature of the sale or use or non-applicability of the sale and use Taxes.

(e)           To the best knowledge of the Shareholders, EAC has no liability under the escheat laws or any other laws of any jurisdiction relating to abandoned property.

2.19           Employees.  EAC has no current full- or part-time employees and has never had any such employees. EAC has no liability to any director, officer, employee or to any Governmental Body or any other person for any damages, wages, bonus, salary, commission, deferred compensation, vacation pay, health or hospital insurance, claim for indemnification, workers’ compensation benefits or unemployment insurance premium with respect to any employee, except for the last pay period or any portion thereof.  There are no unfair labor practices or discrimination or sexual harassment charges pending or, to the knowledge of EAC or the Shareholders, threatened with respect to EAC.

2.20           Related Party Transactions. Except for ongoing transactions with the Slanetz Corporation in the ordinary course of business of EAC described on Schedule 2.20, there are no existing transactions or agreements between EAC and any Shareholder, officer, director, or affiliate (or member of the immediate family of any of the foregoing) of EAC.

2.21           Employee Benefit Plans.  EAC has never maintained any “employee pension benefit plan” or “employee welfare benefit plan” as those terms are defined in Section 3 of the Employee Retirement Income Security Act of 1974 (“ERISA”).  No material liability under ERISA or the Internal Revenue Code of 1986 (the “Code”) has been or, through the Closing Date will be, incurred with respect to any Plan or with respect to any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) of any trade or business (whether or not incorporated) which is under common control, or a member of an affiliated service group, with EAC (within the meaning of Section 4001(b)(1) of ERISA or Section 414(b), (c) or (m) of the Code) which could result in a material lien or other claim upon any of the assets of EAC, and no such liability will be incurred as a result of the transactions contemplated by this Agreement.  EAC is not or has not been since 1984 a party to any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA).  Each EAC plan, program or arrangement that is subject to Section 409A of the Code is in material compliance with Section 409A of the Code, to the extent applicable, and has been operated in good faith compliance with said Section 409A since January 1, 2005.

2.22           Corporate Records.  The stock transfer books delivered at the Closing, and the minutes of all EAC directors’ and shareholders’ meetings for the past five (5) years heretofore made available to the Buyer, constitute all of the transfer books and minute books for such periods and are true, complete and accurate records in all material respects of all material proceedings of the shareholders and directors of EAC, and the issuance and record ownership of all shares of capital stock of EAC.  The accounting books and records of EAC for the past ten (10) years are in all material respects true, correct and complete, and have been maintained in accordance with good business practices.

2.23           Bank Accounts and/or Credit.  Schedule 2.23 sets forth a true, correct and complete list of all financial institutions in which an account is maintained by, or loans, lines of credit or other credit commitments have been secured by or for, EAC, together with the names of all persons authorized to draw thereon.  EAC does not have any loan or other agreements for the borrowing of money and none of the loans or lines of credit impose any prepayment restrictions.  There are no loans or other agreements which upon the Closing of the Merger as contemplated by this Agreement will accelerate to maturity, increase the rate or charges or otherwise change their terms or provisions.

2.24           Disclosure.  No representations or warranties in this Section 2 or in any information, list, Disclosure Schedule or certificate furnished or to be furnished by or on behalf of EAC or the Shareholders pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements contained herein or therein not misleading.

           2.25           No Additional Representations.  Except as expressly set forth in this Agreement, neither the Shareholders nor EAC, their representatives nor any other person has made any representation or warranty, expressed or implied, to Buyer as to any matter relating to EAC, including as to the accuracy or completeness of any information regarding EAC furnished or made available to Buyer and its representatives, including any information, documents or material made available to Buyer in any form in connection with the transactions contemplated by this Agreement.

3. REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to EAC and the Shareholders as follows:

3.1 Organization.  The Buyer is a corporation legally existing under the laws of the State of Connecticut, and has all requisite corporate authority and capacity to enter into and carry out the provisions of the Agreement, and is under no receivership, impediment or prohibition imposed by any Governmental Body that would render the Buyer unable to enter into and carry out the provisions of this Agreement.

3.2 Authority Relative to this Agreement.  The execution and delivery of this Agreement by the Buyer has been duly and validly authorized by all requisite action on the part of the Buyer.  No approval or other action is required in order to authorize the Buyer to consummate the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by the Buyer and constitutes a valid and legally binding obligation of the Buyer, enforceable in accordance with its terms.

3.3 Absence of Defaults.  The execution and delivery of this Agreement does not and the consummation of the transactions contemplated hereby will not (a) violate any provision of the Certificate of Incorporation or Bylaws of the Buyer; (b) violate, conflict with or result in the breach or termination of, or constitute a default under the terms of, any agreement or instrument to which the Buyer is a party or by which it or any of its assets may be bound; (c) violate any judgment, order, injunction, decree, license, permit, award, rule or regulation against, or binding upon, the Buyer; or (d) constitute a violation by the Buyer of any law or regulation of any jurisdiction as such law or regulation relates to the Buyer.

3.4 Investment.  Buyer is acquiring the Shares for investment purposes only and not with a view to any public distribution thereof, and Buyer represents that it will not offer to sell or otherwise dispose of the Shares so acquired by it in violation of any applicable law.  Buyer acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended, and that the Shares may not be sold, transferred or offered for sale without registration under such act or an exemption therefrom.  Buyer is able to bear the economic risk of holding the Shares for an indefinite period and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of investment in the Shares.

3.5 Due Diligence Review.  In entering into this Agreement, Buyer has not been induced by, or relied upon, any representations, warranties or statements by EAC or the Shareholders not set forth herein or in the Disclosure Schedules attached hereto, whether or not such representations, warranties or statements have actually been made, in writing or orally, and Buyer acknowledges that it has made its own investigation of EAC and the Shareholders prior to the execution of this Agreement and has not been induced by or relied upon any representations, warranties or statements as to the advisability of entering this Agreement other than the representations, warranties and statements set forth herein or in the Disclosure Schedules.

4. CONDUCT OF THE PARTIES PENDING THE CLOSING DATE AND
AGREEMENTS OF THE PARTIES

4.1 Approvals and Consents.  EAC, the Shareholders and Buyer will use commercially reasonable efforts to secure the approval of the purchase and sale transaction contemplated by this Agreement by all parties whose consent is required by law or under the terms of any indenture, contract or agreement to which EAC or Buyer is a party, including, but not limited to, approval by the DPUC.

4.2 Conduct of EAC’s Business.

(a)           Until the Closing Date, the Shareholders and EAC will conduct the business of and affairs of EAC only in the ordinary course and so that the representations and warranties contained in Section 2 hereof will be true and correct in all material respects at and as of the Closing Date (except as to representations that refer to a specified earlier date), except for changes specifically permitted or contemplated by this Agreement, and so that the conditions to be satisfied by EAC and the Shareholders on or prior to the Closing Date shall then have been satisfied.  EAC and the Shareholders will use their commercially reasonable efforts to maintain and preserve the business and operations of EAC, and to preserve its relationships with persons or entities having business relations with EAC.

(b)           Without limiting the generality of the foregoing, prior to the Closing Date, without the prior written consent of Buyer, which consent shall not be unreasonably withheld:

(i)           EAC will not dispose of any of the Assets having a value of $5,000 or more, except for the sale of water to customers in the ordinary course of business.

(ii)           Except for normal expenses incurred in the ordinary course of business, EAC will not incur any additional liabilities to the Slanetz Corporation or any other third party in an aggregate amount of $5,000 or more.

(iii)           EAC and the Shareholders will not take any actions that would reasonably be expected to adversely affect their ability to consummate the purchase and sale transaction contemplated hereby.

(iv)           EAC will maintain in force all existing liability insurance policies and fidelity bonds relating to the System, the Property and the Assets, or policies or bonds providing substantially the same coverage.

(v)           EAC will advise Buyer in writing of any material adverse change or of any event, occurrence or circumstance which is likely to cause a material adverse change in any of the Assets or liabilities (whether absolute, accrued, contingent or otherwise) or operations of EAC, taken as a whole.

(vi)           EAC will maintain the Assets in good condition, reasonable wear and tear excepted.

(vii)           EAC will not enter into any new leases or contracts or material modifications or renewals of any existing leases or contracts.

(viii)                      EAC will not, in a manner unfavorable to EAC, (i) make any material alterations or additions to the Assets, except as may be required by law or as may reasonably be required for the prudent repair and maintenance of the Assets, (ii) change or attempt to change (or consent to any change in) the zoning or other legal requirements applicable to the Property, or (iii) cancel, amend or modify in any respect materially adverse to EAC any material easement, License, permit or other rights held by EAC.

(ix)           EAC will not enter into or amend any employment, severance, retention, consulting or special pay arrangements with any person, or increase the compensation payable to any of its directors, officers or employees.

(x)           EAC will not (i) issue, sell or otherwise dispose of or agree to issue, sell or otherwise dispose of, any shares of capital stock of EAC, or any other security convertible into or exchangeable for shares of EAC’s capital stock; (ii) acquire or agree to acquire (through redemption, repurchase or otherwise) any of its shares of capital stock; or (iii) authorize, grant or agree to grant any options, warrants or other rights to acquire any of its shares of capital stock, or any other security convertible into or exchangeable for shares of capital stock of EAC.

(xi)           EAC will not declare or pay any other dividends or make any other distributions in respect of any of the shares of its capital stock, provided, however, that EAC may pay cash dividends to the Shareholders after the date of this Agreement but prior to the Closing in an amount not to exceed 70% of the net income of EAC for the year 2007 (as reflected in the audited EAC Financial Statements for the year ended December 31, 2007).

(xii)           EAC will not change (A) its methods of accounting, except as required by GAAP or (B) its fiscal year, settle or compromise any Tax liability or refund claim, or make any material Tax election inconsistent with prior practice or, if no comparable Tax election has previously been made, which would increase the current or future tax liability of EAC.

(xiii)                      EAC will not make, propose or agree to any change in its rates, charges, standards of service or accounting from those in effect on the date of this Agreement.

(xiv)                      Neither EAC nor the Shareholders will authorize, or commit or agree to take any of the foregoing actions.

4.3 Information and Access.  EAC will give to Buyer and its representatives reasonable access at such times and locations as are mutually agreed upon by the Buyer and EAC to all the Assets, and to the books, contracts, documents, records, and files of EAC, and will furnish to the Buyer copies of documents, records and financial information with respect to EAC’s business as the Buyer may reasonably request. Said access shall specifically include access to (i) all personnel records of EAC (to the extent permitted by applicable law); (ii) all contracts and agreements referred to in Section 2.11 hereof; (iii) all files and records described in Section 2.22 hereof; and (iv) the System.

4.4 Lawsuits.  EAC shall notify Buyer promptly if it becomes aware of any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against EAC or the Shareholders (a) involving the purchase and sale transaction contemplated by this Agreement or (b) which might have an EAC Material Adverse Effect.

4.5 Compliance with Laws.  From the date hereof, EAC and the Shareholders shall use commercially reasonable efforts to cause EAC to remain in compliance in all material respects with all foreign, federal, state, local and other laws, statutes, ordinances, rules, regulations, orders, judgments, and decrees applicable to EAC and any of its operations or Assets, the noncompliance with which could have an EAC Material Adverse Effect.

4.6 Current Information.  During the period from the date of this Agreement to the Closing Date, EAC will make available one or more of their designated representatives to confer on a regular and frequent basis with a representative of Buyer and to report the general status of the ongoing operations of EAC.  EAC will promptly notify Buyer of any material change in the normal course of business or in the operations or the properties of EAC and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) and will keep Buyer fully informed of such events.

4.7 Notification of Certain Matters.  Upon actual notice thereof, EAC shall give prompt notice to Buyer of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, and (b) any failure by EAC or the Shareholders to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by them under this Agreement.

4.8 Certain EAC Assets.  Schedule 4.8 sets forth a description of certain assets of EAC which Buyer agrees may be retained by the Shareholders after the Closing.  On or before the Closing Date, EAC shall arrange to transfer the motor vehicle registration of EAC’s 1990 pickup truck and the accounts and billing records for EAC’s cellular phones to the name and responsibility of the Shareholders.

5. COVENANTS OF THE BUYER

5.1 Cooperation.  The Buyer will use its best efforts (a) to prevent any representation or warranty of the Buyer contained in this Agreement from becoming inaccurate, (b) to satisfy the requirements, covenants, and agreements applicable to it as set forth in this Agreement, and (c) to satisfy the conditions to the consummation of the purchase and sale transaction contemplated by this Agreement.

5.2 Notification of Certain Matters.  Upon actual notice thereof, the Buyer shall give prompt notice to EAC of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, and (ii) any failure of the Buyer or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

5.3 Public Announcements.  Buyer shall consult with EAC before issuing any press release or public announcement with respect to this Agreement or the purchase and sale transaction contemplated by this Agreement.

6. CONDITIONS OF THE BUYER’S OBLIGATIONS

The obligations of the Buyer to be performed by it under this Agreement on the Closing Date shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions. Each condition may be waived in whole or in part only by written notice of such waiver from the Buyer to EAC and the Shareholders.

6.1 EAC Approvals.  This Agreement and the other transactions contemplated hereby shall have been approved by the Shareholders and Board of Directors of EAC.

6.2 DPUC Approval.  This Agreement and the purchase and sale transaction contemplated hereby shall have been approved by the DPUC in form and substance satisfactory to the Buyer in its reasonably exercised judgment.  Without limiting the generality of the foregoing, such approval shall include a ruling by the DPUC that the Purchase Price paid by the Buyer to the Shareholders for the EAC Common Stock is a prudent investment, that the purchase and sale transaction contemplated hereby is in the best interest of ratepayers of both EAC and the Buyer and that the entire Purchase Price will be recognized in the Buyer’s rate base at the time of the Buyer’s next general rate case (meaning that the Buyer will be allowed to earn a return on the Purchase Price and will be allowed to depreciate the investment in each case in the same manner as other investments in plant), such ruling not to include any conditions that adversely affect the rate or regulatory treatment of the Buyer.

6.3 Consents.  EAC shall have obtained any other consents required to enable EAC and the Shareholders to consummate the purchase and sale transaction contemplated by this Agreement, including those required from the DEP or DPH if any, which shall be in form and substance reasonably satisfactory to the Buyer.

6.4 Performance by EAC and the Shareholders.  The representations and warranties of EAC and the Shareholders contained in this Agreement or in any document delivered by or on behalf of EAC or the Shareholders to the Buyer pursuant to this Agreement shall be true, complete and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except as to representations and warranties which speak as of a specified earlier date).  EAC and the Shareholders shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.  A duly authorized officer of EAC and the Shareholders shall each have certified to such effect in writing to the Buyer.

6.5 Adverse Change.  Since the date which is the earlier of (a) Buyer’s election to proceed with the purchase and sale transaction contemplated herein as provided in Section 1.3(d)(ii)(X) above or (b) the end of the Inspection Period, there shall have been no EAC Material Adverse Effect, and Buyer shall have received a certificate of a duly authorized officer of EAC to such effect.

6.6 Condition of Property.  On the Closing Date, except as disclosed herein, there shall be no judicial or administrative or condemnation proceeding pending or, to the knowledge of EAC or the Shareholders, threatened concerning the Property which could have an EAC Material Adverse Effect.

6.7            Repayment of the Slanetz Corporation.  On or before the Closing Date, the Shareholders shall cause EAC to repay all unpaid principal and interested owed to the Slanetz Corporation under the promissory note of EAC dated February 17, 2006 and all “accounts payable – associated company” to the Slanetz Corporation for all services performed on behalf of EAC by the Slanetz Corporation on or before the Closing Date.

6.8           Form of Documents.  All actions, proceedings, instruments and documents to be taken or delivered by EAC in connection with the consummation of the purchase and sale transaction contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Buyer.

6.9           Litigation.  No suit, action, proceeding or governmental investigation shall be pending or, to the knowledge of EAC, the Shareholders or the Buyer, threatened before or by any Governmental Body which would, in the reasonable opinion of the Buyer or its legal counsel, have an EAC Material Adverse Effect.

6.10           Resignations.  At the Closing, the Shareholders shall cause each of EAC’s officers and directors to resign their positions effective upon the Closing Date.

7.           CONDITIONS OF THE OBLIGATIONS OF EAC AND THE SHAREHOLDERS

The obligations of EAC and the Shareholders to be performed under this Agreement on the Closing Date shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions. Each condition may be waived in whole or in part only by written notice of such waiver from EAC and the Shareholders to the Buyer.

7.1           DPUC Approval.  This Agreement and the other transactions contemplated hereby shall have been approved by the DPUC.

7.2           Performance by the Buyer.  The representations and warranties of the Buyer contained in this Agreement or in any document delivered by or on behalf of the Buyer to EAC and the Shareholders pursuant to this Agreement shall be true, complete and correct in all material respects at and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of such date.  The Buyer shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.  A duly authorized officer of the Buyer shall have certified to such effect in writing to EAC.

7.3           Form of Documents.  All actions, proceedings, instruments and documents to be taken or delivered by the Buyer in connection with the consummation of the purchase and sale transaction contemplated by this Agreement shall be reasonably satisfactory in form and substance to EAC.

8.           FRUSTRATION OF CLOSING CONDITIONS

Neither party may rely on the failure of any condition set forth in Article 6 or Article 7 hereof to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur, as required by Section 4.1 hereof.

9.           EXPENSES

If the purchase and sale transaction contemplated herein is consummated, all fees, costs, Taxes and expenses incurred in connection therewith shall be paid by Buyer. Except as otherwise specifically provided in Section 1.3(c) of this Agreement, if such purchase and sale transaction (a) is not consummated for any reason other than matters which are within the control of EAC or the Shareholders or the result of an EAC Material Adverse Effect, then all fees, costs, Taxes and expenses shall be paid in each case by the party incurring such expenses, except that Buyer shall reimburse the Shareholders and EAC for legal and accounting fees in an amount not to exceed $60,000, provided that the Shareholders submit copies to Buyer of documents establishing the amount of such legal and accounting fees; or (b) is not consummated because of matters which are within the control of EAC or the Shareholders or the result of an EAC Material Adverse Effect, then all fees, costs, Taxes and expenses shall be paid in each case by the party incurring such expenses.

10.           TAX MATTERS

The following provisions shall govern the allocation of responsibility as between the Buyer and the Shareholders for certain tax matters following the Closing Date:

(a)           Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for EAC that are filed after the Closing Date.  Buyer shall permit the Shareholders to review and comment on each such Tax Return described in the preceding sentence prior to filing.

(b)           Buyer and the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party's request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Buyer and the Shareholders agree (A) to retain all books and records with respect to Tax matters pertinent to EAC relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Shareholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer or the Shareholders, as the case may be, shall allow the other party to take possession of such books and records.  Buyer and the Shareholders further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the purchase and sale transaction contemplated hereby).  Buyer and the Shareholders further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Code Section 6043, or Code Section 6043A, or Treasury Regulations promulgated thereunder.

(c)           All tax-sharing agreements or similar agreements with respect to or involving EAC  shall be terminated as of the Closing Date and, after the Closing Date, EAC shall not be bound thereby or have any liability thereunder.

11.           TERMINATION

11.1           Termination by Mutual Consent.  This Agreement may be terminated at any time prior to the Closing Date by the mutual written consent of both (a) EAC and the Shareholders and (b) Buyer.

11.2           Termination by the Shareholders or by the Buyer.  This Agreement may be terminated at any time prior to the Closing Date by the Shareholders or Buyer if (a) the Closing has not occurred on or before January 31, 2009, unless the party seeking to invoke this Section 11.2(a) is then in breach of any of its obligations under this Agreement; (b) a court of competent jurisdiction or any governmental authority shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; or (c) the other party shall have breached or failed to comply in all respects with its representations, warranties, covenants and agreements contained in this Agreement; provided, however, that if the final DPUC order with respect to the purchase and sale transaction has not been received by January 5, 2009, this Agreement may not be terminated unless the Closing has not occurred within 30 days of receipt of such DPUC order.

11.3           Remedies.  In the event of termination of this Agreement, no party hereto shall, except as otherwise set forth in this Agreement, have any liability or further obligation to any other party to this Agreement; provided, however, that, if this Agreement is so terminated by a party because one or more of the conditions to such party’s obligations hereunder is not satisfied as a result of the other party’s willful failure to comply with its obligations under this Agreement, the terminating party shall have the right to pursue all legal remedies for breach of contract or otherwise including, without limitation, damages relating thereto.  The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or law.  No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.

12.	AMENDMENT, WAIVER, AND INTERPRETATION

This Agreement may be amended in writing at any time prior to the Closing Date, but only by a writing signed by EAC, the Shareholders and Buyer.  At any time prior to the Closing Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

13.	OTHER PROVISIONS

13.1           Governing Law.  This Agreement shall be construed and interpreted according to the laws of the State of Connecticut, without regard to conflicts of laws provisions.

13.2 Assignment.  This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to assign without such consent shall be voidable by any party.

13.3 Books and Records.  The Shareholders agree that they will deliver or cause to be delivered to Buyer on the Closing Date all corporate minute books and stock transfer records of EAC, to the extent that such books and records are not then in the possession of EAC.  The Shareholders may retain any Tax Returns, and Buyer shall be provided with copies of such Tax Returns.

13.4 Notices.  All notices, waivers and consents under this Agreement shall be in writing and shall be deemed to have been duly given if delivered, mailed, first-class mail, postage prepaid, or sent via facsimile addressed as follows:

If to EAC or the
Shareholders:                        The Ellington Acres Company
170 N. Maple Street
Enfield, CT 06082
Attention: Karen LaPlante
Facsimile: (860) 749-0385

with a copy to:                     Michael F. Halloran, Esq.
Day Pitney LLP
242 Trumbull Street
Hartford, CT 06103
Facsimile: (860) 275-0343

If to CWC to:                         Connecticut Water Company
93 West Main Street
Clinton, CT 06413
Attention: Thomas R. Marston,
Vice President – Business Development
Facsimile: (860) 669-9326

with a copy to:                      Edward B. Whittemore, Esq.
Murtha Cullina LLP
CityPlace I, 185 Asylum Street
Hartford, CT 06103
Facsimile: (860) 240-6150

13.5 Entire Agreement.  This Agreement supersedes all prior written or oral agreements between the parties with respect to the transactions contemplated herein, other than Sections 6 and 7 of the Letter of Intent between the Buyer and the Shareholders dated February 8, 2008, as amended, and is intended as a complete and exclusive statement of the terms of this Agreement between the parties with respect to the transactions contemplated herein.

13.6 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be treated as an original, but all of which, collectively, shall constitute only one instrument.

13.7 Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the parties hereto.

13.8 Severability.  In case one or more provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, rule or regulation, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

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* * * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed as of the date first above written.

THE CONNECTICUT WATER COMPANY                                                        THE ELLINGTON ACRES COMPANY

By:           /s/  Eric Thornburg                                                                By:           /s/ Donald Slanetz
Name: Eric Thornburg                                                                                              Name: Donald Slanetz
Title: Chairman, President/CEO                                                                              Title: President

SHAREHOLDERS:

/s/  Karen LaPlante
Karen LaPlante

/s/ Betty Slanetz
Betty Slanetz

/s/  Donald Slanetz
Donald Slanetz

THE SLANETZ FAMILY TRUST

By:               /s/  Arthur Slanetz
                            Name:  Arthur Slanetz
    Title:   Trustee

Appendix A – List of EAC Shareholders

Stockholder	Shares Held
Donald A. Slanetz, 170 N. Maple Street, Enfield, CT 06082	72
Betty A. Slanetz, 170 N. Maple Street, Enfield, CT 06082	52
Karen S. LaPlante, 166 N. Maple Street, Enfield, CT 06082	52
Slanetz Family Trust, c/o Arthur Slanetz, Trustee, 1730 Druid Road East, Clearwater, FL 33756	24

DISCLOSURE SCHEDULES

[TO COME]